UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported)     April 28, 2006
CINCINNATI BELL INC.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-8519	31-1056105

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
201 East Fourth Street, Cincinnati OH, 45202

(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code    (513) 397-9700

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	Cincinnati Bell Inc.
Section 8 – Other Events
Item 8.01 Other Events
     On April 28, 2006, Cincinnati Bell Inc. (the “Company”) entered into a Memorandum of Understanding (the “Securities MOU”) which sets forth an agreement in principle to settle a putative class action lawsuit entitled In re Broadwing Inc. Securities Litigation, pending in the United States District Court for the Southern District of Ohio (the “Consolidated Securities Action”). The Company also entered into a separate Memorandum of Understanding (the “Derivative MOU”) on April 28, 2006 in connection with the derivative lawsuit entitled Garlich v. Broadwing, et al., pending in the Hamilton County Court of Common Pleas (the “Derivative Action”). Both of the above-referenced lawsuits have been previously disclosed by the Company.
     There has been no finding or admission of any wrongdoing by any of the defendants in either of the lawsuits. Under the MOU agreements, the Company and certain of its insurance carriers will contribute a total of $36 million to settle the claims in these lawsuits and obtain in exchange a release of all claims from the class members. The Company has taken a reserve of $6.3 million in the first quarter of 2006 to reflect its anticipated contribution to the settlement fund and to cover other settlement-related expenses.
     The final settlements of the Consolidated Securities Action and Derivative Action are contingent upon the satisfaction of various conditions, including, but not limited to, negotiation and execution of definitive Stipulations of Settlement as well as approval by the courts.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

By:	/s/ Christopher J. Wilson

Christopher J. Wilson Vice President, General Counsel & Secretary
Date            May 1, 2006